Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

AGM Group Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value US$0.05 per share, issuable under the 2025 Share Incentive Plan	(1)	Other	823,226	$1.90	$1,564,129.34	0.0001531	$239.47

Total Offering Amounts:							$1,564,129.34		$239.47
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$239.47

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Offering Note(s)

(1)	The ordinary shares, par value US$0.05 per share (“Shares”) of AGM Group Holdings Inc. (the “Registrant”).

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Shares that become issuable under the 2025 Share Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of US$1.90 per Class A Ordinary Share, which was the average of the high and low prices of the Class A Ordinary Shares as reported on the Nasdaq Capital Market on September 3, 2025.

Represents 823,226 Shares reserved for future award grants under the 2025 Share Incentive Plan.